                                                                    EXHIBIT 4(d)

                             SUB-ADVISORY AGREEMENT

                            INTERNATIONAL EQUITY FUND
                           (A SERIES OF JANUS ADVISER)

         This SUB-ADVISORY AGREEMENT (the "Agreement") is entered into effective as of the 5th day of August, 2003, by and between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus") and VONTOBEL ASSET MANAGEMENT, INC., a New York corporation ("Vontobel").

         WHEREAS, Janus has entered into an Investment Advisory Agreement (the "Advisory Agreement") with Janus Adviser, a Delaware statutory trust (the "Trust") and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to the International Equity Fund, a series of the Trust (the "Fund") pursuant to which Janus has agreed to provide investment advisory services with respect to the Fund; and

         WHEREAS, Vontobel is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

         WHEREAS, Janus desires to retain Vontobel to furnish investment advisory services with respect to the Fund, and Vontobel is willing to furnish such services;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Duties of Vontobel. Janus hereby engages the services of Vontobel as subadviser in furtherance of the Advisory Agreement. Vontobel agrees to perform the following duties, subject to the oversight of Janus and to the overall control of the officers and the Board of Trustees (the "Trustees") of the Trust:

                  (a) Vontobel shall develop and furnish a continuous investment program for the Fund, provide research and analysis relative to the investment program and investments of the Fund, and determine from time to time what securities and other investments will be purchased, held, sold, lent or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held in cash or cash equivalents, all in conformity with the investment objectives, policies and restrictions and the other statements concerning the Fund in the Trust's trust instrument, as amended from time to time (the "Trust Instrument"), Bylaws and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), the Advisers Act, the rules thereunder and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to the Fund as a regulated investment company.

                  (b) Vontobel will advise the Funds' custodian and Janus promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Vontobel may direct portfolio transactions to certain broker dealers in recognition of the receipt of research, advice or other services, provided that such research, advice or other services falls within the safe harbor created by Section 28(e) of the Securities Exchange Act of 1934. Vontobel shall, upon due notice from Janus, provide such periodic and special reports describing any such research, advice or other services received and the incremental commissions, net price or other consideration to which they relate, in such format as Janus may reasonably request. Notwithstanding the foregoing, Vontobel agrees that Janus shall have the right by written notice to identify securities that may not be purchased on behalf of the Fund and/or brokers and dealers through which portfolio transactions may not be placed on behalf of the Fund, unless and until the written approval of Janus to do so is obtained, but Vontobel shall not be liable to the Fund for so acting. Janus acknowledges that such limitations may cause the Fund to perform differently than other accounts with similar investment objectives managed by Vontobel. In addition, Vontobel agrees that it shall not direct portfolio transactions for the Fund through any broker or dealer that is an "affiliated person" of Vontobel (as that term is defined in the 1940 Act of interpreted under applicable rules and regulations of the Securities and Exchange Commission) without the prior written approval of Janus and in no event shall Vontobel direct portfolio transactions on behalf of the Fund to any broker/dealer in recognition of sales of shares of any investment company.

                  (c) Vontobel, at its expense, shall cause its officers to attend meetings and furnish oral or written reports, as the Trust or Janus may reasonably require, in order to keep Janus, the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of Vontobel, and the investment considerations which have given rise to those decisions;

                  (d) Vontobel shall maintain all books and records required to be maintained by Vontobel pursuant to the 1940 Act, the Advisers Act, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees and Janus with such periodic and special reports as the Trustees or Janus reasonably may request. Vontobel hereby agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act and the Advisers Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act and the Advisers Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust;

                  (e) Vontobel shall submit such reports relating to the valuation of the Fund's assets and to otherwise assist in the calculation of the net asset value of shares of the Fund as may reasonably be requested;

                  (f) Vontobel shall, on behalf of the Fund, exercise such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Fund's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as may reasonably be requested as to the manner in which such rights should be exercised;

                  (g) At such times as shall be reasonably requested by the Trustees or Janus, Vontobel shall provide the Trustees and Janus with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and shall make available to the Trustees and Janus any economic, statistical and investment services normally available to similar investment company clients of Vontobel; and

                  (h) Vontobel will provide to Janus for regulatory filings and other appropriate uses materially accurate and complete information relating to Vontobel as may be reasonably requested by Janus from time to time and, notwithstanding anything herein to the contrary, Vontobel shall be liable to Janus for all damages, costs and expenses, including without limitation reasonable attorney's fees (hereinafter referred to collectively as "Damages"), incurred by Janus as a result of any material inaccuracies or omissions in such information provided by Vontobel to Janus, provided, however, that Vontobel shall not be liable to the extent that any Damages are based upon inaccuracies or omissions made in reliance upon information furnished to Vontobel by Janus.

                  (i) Vontobel agrees that it will not consult with any other subadviser engaged by Janus with respect to transactions in securities or other assets concerning the Fund or another fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a subadviser or its affiliates.

         2. Further Obligations. In all matters relating to the performance of this Agreement, Vontobel shall act in conformity with the Trust's Trust Instrument, Bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the "Registration Statements") and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees and Janus and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. Janus agrees to provide to Vontobel copies of the Trust's Trust Instrument, Bylaws, Registration Statement, written policies, procedures and guidelines and written instructions and directions of the Trustees and Janus, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective.

         3. Obligations of Janus. Janus shall have the following obligations under this Agreement:

                  (a) To keep Vontobel continuously and fully informed (or cause the custodian of the Fund's assets to keep Vontobel so informed) as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

                  (b) To furnish Vontobel with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

                  (c) To furnish Vontobel with any further materials or information which Vontobel may reasonably request to enable it to perform its function under this Agreement; and

                  (d) To compensate Vontobel for its services in accordance with the provisions of Section 4 hereof.

         4. Compensation. Janus shall pay to Vontobel for its services under this Agreement a fee, payable in United States dollars, at an annual rate of (i) 0.408 of the first $500 million of average daily net assets of the Fund;
(ii) 0.325% of the incremental assets between $500 million and $1 billion of average daily net assets of the Fund; (iii) 0.285% of the incremental assets between $1 billion and $1.4 billion of average daily net assets of the Fund; and
(iv) 0.215% of the average daily net assets equal to or in excess of $1.4 billion. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. This fee shall be paid within five business days of the end of any such month. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

The fee referred to above shall be wired to Vontobel's account set forth below:

         Bank:             JP Morgan Chase & Co.
                           410 Park Avenue
                           New York, NY 10022
                           ABA No 021000021
                           SWIFT: CHASUS33

         Beneficiary:      Vontobel Asset Management, Inc.
                           450 Park Avenue
                           New York, NY 10022
                           Account No. 904810445

         5. Expenses. Vontobel shall pay all its own costs and expenses incurred in rendering its service under this Agreement.

         6. Representations of Vontobel. Vontobel hereby represents, warrants and covenants to Janus as follows:

                  (a) Vontobel: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Janus of the occurrence of any event that would disqualify Vontobel from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Vontobel that could have a material adverse effect upon Vontobel's ability to fulfill its obligations under this Agreement.

                  (b) Vontobel has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Janus with a copy of such code of ethics, together with evidence of its adoption. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of Vontobel shall certify to Janus that Vontobel has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of Vontobel's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Janus, Vontobel shall permit Janus, its employees or its agents to examine the reports required to be made to Vontobel by Rule 17j-1(c)(1) and all other records relevant to Vontobel's code of ethics.

                  (c) Vontobel has provided Janus with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Janus.

         7. Representations of Janus. Janus hereby represents, warrants and covenants to Vontobel as follows:

                  (a) Janus (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from fulfilling its obligations under this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to fulfill its obligations under this Agreement;
(iv) has the legal and corporate authority to enter into and perform this Agreement; and (v) will immediately notify Vontobel of the occurrence of any event that would disqualify Janus from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Janus that could have a material adverse effect upon Janus' ability to fulfill its obligations under this Agreement.

                  (b) Janus has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Vontobel with a copy of such code of ethics, together with evidence of its adoption.

                  (c) Janus has provided Vontobel with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Vontobel.

         8. Term. This Agreement shall become effective as of the date first set forth above and shall continue in effect until July 1, 2005 unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, Janus or Vontobel, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to July 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

         9. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days' advance written notice of termination be given to Vontobel at its principal place of business. This Agreement may be terminated
(i) by Janus or by Vontobel at any time, without penalty by giving 60 days' advance written notice of termination to the other party, or (ii) by Janus or the Trust without advance notice if Vontobel becomes unable to discharge its duties and obligations under this Agreement. In addition, this Agreement shall terminate, without penalty, upon termination of the Advisory Agreement.

         10. Assignment. This Agreement shall automatically terminate in the event of its assignment.

         11. Amendments. This Agreement may be amended by the parties only in a written instrument signed by the parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, Vontobel or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

         12. Limitation on Personal Liability. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         13. Limitation of Liability of Vontobel. Janus will not seek to hold Vontobel, and Vontobel shall not be, liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this section, "Vontobel" shall include any affiliate of Vontobel performing services for the Fund contemplated hereunder and directors, officers and employees of Vontobel and such affiliates.

         14. Activities of Vontobel. The services of Vontobel hereunder are not to be deemed to be exclusive, and Vontobel is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby, and subject to any other contractual agreements between the parties. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Vontobel to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in Vontobel as directors, officers and shareholders of Vontobel, that directors, officers, employees and shareholders of Vontobel are or may become similarly interested in the Trust, and that Vontobel may become interested in the Trust as a shareholder or otherwise.

         15. Third Party Beneficiary. The parties expressly acknowledge and agree that the Trust is a third party beneficiary of this Agreement and that the Trust shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto. Any oversight, monitoring or evaluation of the activities of Vontobel by Janus, the Trust or the Fund shall not diminish or relieve in any way the liability of Vontobel for any of its duties and responsibilities under this Agreement.

         16. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

                  (a)      To Janus at:

                           Janus Capital Management LLC
                           100 Fillmore Street
                           Denver, Colorado 80206
                           Attention: General Counsel
                           Phone: (303) 333-3863
                           Fax: (303) 316-5728

                  (b)      To Vontobel at:

                           Vontobel Asset Management, Inc.
                           450 Park Avenue
                           New York, NY 10022
                           Attention: President

                           Phone: 212-415-7000
                           Fax: 646-840-5880

                  (c)      To the Trust at:

                           Janus Adviser
                           100 Fillmore Street
                           Denver, Colorado 80206
                           Attention: General Counsel
                           Phone: (303) 333-3863
                           Fax: (303) 316-5728

         17. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually," and "interested persons" shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect.

         18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers designated below as of the day and year first above written.


                                    JANUS CAPITAL MANAGEMENT LLC

                                    By: /s/ KELLEY ABBOTT HOWES
                                        ----------------------------------------
                                        Kelley Abbott Howes, Vice President

                                    VONTOBEL ASSET MANAGEMENT, INC.

                                    By:     /s/ JOSEPH MASTOLONI
                                        ----------------------------------------
                                    Name:  Joseph Mastoloni
                                          --------------------------------------
                                    Title: Vice President
                                          --------------------------------------


                                    By:     /s/ HENRY SCHLEGEL
                                        ----------------------------------------
                                    Name:  Henry Schlegel
                                          --------------------------------------
                                    Title: President
                                          --------------------------------------